EXHIBIT 99.1

                       Press Release Dated June 30, 2004
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  Geron and Kyowa Hakko Announce Agreement to Conclude Collaboration

    MENLO PARK, Calif.--(BUSINESS WIRE)--June 30, 2004--Geron Corporation (Nasdaq:GERN) and Kyowa Hakko Kogyo Co., Ltd. announced today that Kyowa Hakko has made a strategic decision to refocus future oncology development programs. Kyowa Hakko has therefore returned Asian territory development and marketing rights for Geron's telomerase inhibitors.
    "Geron has two interesting compounds in preclinical development. Kyowa Hakko and Geron have been active collaborators in developing the drug candidates," said Kenichi Fukuhara, executive officer of Kyowa Hakko. "Kyowa, however, has made a decision to focus on other oncology platforms in the future, including monoclonal antibodies, and are consequently relinquishing our rights to the drugs to Geron. Like all companies, we must be highly focused and that means not pursuing all worthy projects. We hope that Geron succeeds in developing their compounds and would like to see Geron bring a drug to market."
    "Kyowa Hakko has been a constructive and productive collaborator and we have enjoyed our relationship," said David L. Greenwood, Geron's executive vice president and chief financial officer. "We would have been delighted to have Kyowa Hakko as our development partner in Asia, but we understand the redirection of their oncology strategy. Our plan is to file an IND with GRN163L for a hematologic cancer in the near term and we now once again have worldwide rights to the drug."
    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technology constitute forward-looking statements involving risks and uncertainties, including, without limitation risks inherent in the development and commercialization of potential products, reliance on collaborators, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2004.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765